Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We hereby consent to the incorporation by reference in this Registration Statement of SolarWindow Technologies, Inc. on Form S-3 of our report dated November 9, 2020 with respect to our audit of the financial statements of SolarWindow Technologies, Inc. as of August 31, 2020 and for the year ended August 31, 2020, which report is included in this Annual Report on Form 10-K of SolarWindow Technologies, Inc. for the year ended August 31, 2020 and to the reference to us under the heading "Experts" in the Registration Statement.

/s/ PKF O’Connor Davies, LLP

June 10, 2021

Harrison, New York